Exhibit 23.3
INDEPENDENT ACCOUNTANTS’ CONSENT
We consent to the use in this Registration Statement on Form SB-2 (Amendment No. 2) of Citizens First Corporation of our report, included herein, dated August 18, 2006, with respect to the financial statements of Kentucky Banking Centers, Inc., included herein, and to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Chizek and Company LLC
Louisville, Kentucky
October 9, 2006